                                  FIRST AMENDMENT TO
                                 CONSULTING AGREEMENT


    This First Amendment is made and entered into effective as of the 1st day of October, 1997 by and between Oxboro Medical International, Inc., a Minnesota corporation (the "Company"), and Larry A. Rasmusson ("Rasmusson" or "Consultant").

                                   R E C I T A L S

    WHEREAS, the Company and Rasmusson have entered into a Consulting Agreement as of the 1st day of November, 1995;

    WHEREAS, the Consulting Agreement was drafted with the intent that it would commence upon the termination of Rasmusson's Employment Agreement with the Company on March 31, 1998;

    WHEREAS, Rasmusson and the Company have negotiated and expect to enter into an agreement which extends the term of Rasmusson's Employment Agreement for an additional eighteen months through September 30, 1999; and,

    WHEREAS, as a condition and in consideration of Rasmusson's entering into said Extension Agreement, the Company has agreed to amend the terms of the Consulting Agreement as set forth below.

                                 TERMS AND CONDITIONS

    NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the parties hereto agree as follows:

                               I.   CONSULTING SERVICES

    Section 1 of the Consulting Agreement, entitled "Consulting Services", is hereby superseded and replaced by the following new Section 1:

         1. CONSULTING SERVICES. Consultant agrees that commencing on the date of his termination of employment or retirement from his duties as an officer and employee of the Company, he will hold himself available, unless disabled from doing so as a result of illness or other incapacity, to advise and consult from time to time, by telephone, in person at the Company's offices, or in such other manner and at such other place or places as may from time to time be mutually agreeable to Consultant and the Company, with the officers, directors, employees, and other representatives of the Company when and to the extent reasonably requested to do so by the Company's officers and/or directors, relative to the Business of the Company and to give to the Company, through such officers, directors, employees, and other representatives, the benefit of his experience and knowledge of the Business and of his judgment on the financial, merchandising, personnel, and other management aspects, problems, and policies of the Business.

         During the initial five (5) year term of this Agreement, Consultant shall not be required to provide consulting services for more than five days per month (or sixty days per year); however, Consultant may, at his own discretion, devote two of said five days a month to the review of operations, manufacturing, marketing/sales, product development and finances/accounting, with full access to the Company's books and records, information and sales and accounting data and systems, with assistance from Company staff, as reasonably requested by Consultant. In no event during such initial five (5) year term shall Consultant be required to provide more than ten (10) days in any given calendar month.

         During the extended term of this Agreement, Consultant shall not be required to provide consulting services for more than one and one-half days a month (or eighteen days per year); however, Consultant may, at his own discretion, devote one (1) of said one and one-half (1 1/2) days a month to review the operations, manufacturing, marketing/sales, product development and finances/accounting, with full access to the Company's books and records, information and sales and accounting data and systems, with assistance from Company staff, as reasonably requested by Consultant. In no event during such extended term shall Consultant be required to provide more than five (5) days in any given calendar month.

                                  II.   COMMENCEMENT

    Section 3 of the Consulting Agreement, entitled "Commencement", is hereby superseded and replaced by the following new Section 3:

         3. COMMENCEMENT. This Agreement shall commence upon termination of the Employment Agreement, as amended, whether such Employment Agreement is terminated during the initial term or extended term or as of or on the termination date and whether the Employment Agreement is terminated by the Company, its successors or assigns, with or without cause, or by Rasmusson, with or without cause; however, if Rasmusson voluntarily terminates his employment with the Company prior to reaching age fifty-five without good cause attributable to the Company, then this Agreement, as amended, shall be of no further force and effect. A "change in control," as defined in Rasmusson's Employment Agreement, as amended, shall be deemed to constitute good cause attributable to the Company.


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

                                 III.   COMPENSATION

    The first paragraph under Section 4 of the Consulting Agreement, entitled "Compensation", is hereby superseded and replaced by the following paragraph:

         4. COMPENSATION. For the services rendered by Consultant pursuant to this Agreement during the initial five (5) year term hereof, the Company shall pay the Consultant annually the sum of One Hundred Fifty Thousand and No/100 ($150,000.00) Dollars in twelve (12) equal monthly installment payments in the amount of Twelve Thousand Five Hundred and No/100 ($12,500.00) Dollars each. For services rendered by Consultant pursuant to this Agreement, as amended, during any extension hereof beyond the initial five (5) year term, the Company shall pay Consultant annually Fifty Thousand and No/100 ($50,000.00) Dollars in twelve (12) equal monthly installment payments in the amount of Four Thousand One Hundred Sixty-Six and 67/100 ($4,166.67) Dollars each.

                                  IV.   TERMINATION

    Subparagraphs (d) through (e) under Section 9 of the Consulting Agreement, entitled "Termination", are hereby superseded and replaced by the following new subparagraphs:

    (d) upon its fifth anniversary, if Consultant's employment terminated on or before April 1, 1998;

    (e) if Consultant's employment is terminated after April 1, 1998, but before April 1, 1999, upon the sixth anniversary of this Agreement;

    (f) if Consultant's employment is terminated after April 1, 1999, then the term of this Agreement shall be extended an additional full year for each year or portion thereof that Consultant's employment continues past April 1, 1999;

    (g) if Company is in default hereunder and such default is not cured within thirty (30) days of written notice thereof, then Consultant can terminate this Agreement and the non-competition provisions of the Consulting Agreement, as amended, are of no further force and effect.

                                   V.   LEGAL FEES

    In the event either party commences legal action to enforce the terms of the Consulting Agreement, as amended, the prevailing party in such action shall be reimbursed by the non-prevailing party all legal costs and expenses and attorney's fees incurred by the prevailing party in such action.

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    All other terms of the Consulting Agreement shall remain unchanged, subject to future amendment by written agreement of the parties hereto.


COMPANY:                          RASMUSSON:

OXBORO MEDICAL
INTERNATIONAL, INC.                    /s/ Larry A. Rasmusson
                                       -----------------------------------
                                       Larry A. Rasmusson


By  /s/ Dennis L. Mikkelson
  --------------------------------------
  Its Director
     -----------------------------------


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